Exhibit 19.1

UR-ENERGY INC.

POLICIES CONCERNING CONFIDENTIALITY,

PUBLIC DISCLOSURE

AND

RESTRICTIONS ON TRADING OF SECURITIES

AS AMENDED

July 27, 2022

UR-ENERGY INC.

POLICIES CONCERNING CONFIDENTIALITY, PUBLIC DISCLOSURE AND RESTRICTIONS ON TRADING OF SECURITIES

I.OBJECTIVE AND SCOPE

Ur-Energy Inc., and its subsidiaries (collectively, “Ur-Energy” or the “Company”), is committed to protecting and maintaining as confidential its confidential and proprietary information, and, on the other hand, to providing timely, factual, accurate and balanced disclosure of material information about the Company, consistent with applicable law, regulatory requirements of Canada and the United States, and relevant stock exchange rules (the “applicable law”). The Company will disseminate news regarding developments which could have a material impact on the Company’s operations and financial results on a timely basis, except where confidentiality issues require a delay.

This statement of these “Policies Concerning Confidentiality, Public Disclosure and Restrictions on Trading of Securities” (collectively, “Policies”) confirms in writing our existing confidentiality and disclosure policies and practices. Our goal is to raise awareness of the Company’s approach to confidentiality and disclosure among the employees, officers and directors of the Company, as well as to restate the legal obligations and restrictions with regard to trading in the securities of the Company. See also Ur-Energy Code of Business Conduct and Ethics.

A. Application

The Policies extend to all employees, officers, directors and Insiders (see Section IV.A, below, for definition under applicable law and discussion of Insiders) of the Company and its subsidiaries, and those authorized to speak on behalf of the Company. The Confidentiality Policy (below) addresses the importance of maintaining appropriate protections for the confidential and proprietary information of the Company. The Disclosure Policy (below) covers disclosures in documents filed with securities regulators and written statements made in the Company’s annual, quarterly and other periodic reports, news releases, letters to shareholders, and information contained on the Company’s website and in other electronic communications. It also extends to presentations and oral statements and, in particular, to such statements in meetings and telephone conversations with analysts and investors, and interviews with the media, or at press conferences. These Policies (as well as the Ur-Energy Code of Business Conduct and Ethics, and other policy statements) apply with equal effect to all electronic communications.

The Company, its employees, officers and directors, authorized spokespersons and Insiders may be liable to investors, subject to certain defenses, for material misrepresentations in public documents or public oral statements concerning the Company or for failing to make timely disclosure of material changes. It is therefore imperative that all directors, officers, employees, authorized spokespersons and Insiders of the Company comply with these Policies to ensure timely and accurate public disclosure of “material information” (as defined and explained further in Section III.D, below) by the Company.

The Company has also imposed certain restrictions on trading, including the prohibition of hedging or pledging the Company’s securities (described below), to avoid creating the appearance of impropriety, even if such trades were to occur while the individual is not in possession of material non-public information.

B. Communication and Enforcement

All directors, officers, employees, authorized spokespersons and Insiders will be advised of these Policies and educated about their importance. Any violation of these Policies may result in disciplinary action by management or by the Board of Directors of the Company (the “Board”) as required. A violation of these Policies may also result in the violation of certain securities laws. If the Company discovers that an individual has violated such securities laws, it may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.

C. Oversight by Board of Directors

The Board will have oversight over management’s administration of these Policies. These Policies have been approved by the Board and any modifications must be approved by the Board.

It is essential that the Board be fully apprised by all directors, officers and employees of the Company of all material corporate developments in order to evaluate and discuss those events to determine the appropriateness and timing for public release of material “non-public” information or whether the information qualifies as “confidential information” that may remain confidential (in compliance with applicable law), and if so, how that undisclosed confidential information will be controlled, and for what time period.

II.CONFIDENTIALITY POLICY

A person who is privy to confidential information or material “non-public” information regarding the Company is prohibited from communicating such information to anyone else (commonly referred to as “tipping”), unless required to do so in the necessary course of the Company’s business. Efforts will be made to limit access to such confidential information to only those who need to know the information and such persons will be advised that the information is to be kept confidential.

Electronic communication, including by e-mail, leaves a physical track of its passage that may be subject to later discovery or decryption attempts. When transmitting confidential information and material non-public information regarding the Company, you must use best judgment on how to convey the information or materials.

Discussions with business partners or prospective business partners shall be conducted only by authorized management or specifically designated personnel and will be the subject of a confidentiality agreement. All personnel must refrain from discussing confidential or potentially material information or affairs of the Company with third parties, unless expressly permitted or directed to do so by authorized management.

Outside parties (e.g., contractors, business partners) who are privy to material non-public information concerning the Company will be told that they must not disclose such information to anyone else, other than in the necessary course of their business with the Company and that they may not trade in the Company’s securities until at least two full trading days after the information is publicly disclosed (See Section IV.A, below).

In order to prevent the misuse or inadvertent disclosure of material non-public information, the procedures set forth below should be observed and good judgment should be exercised:

1.

Confidential and material non-public information should not be discussed in places where the discussion may be overheard. Confidential and material non-public documents should not be read in public places and should not be discarded where others can retrieve them.

2.

Transmission of documents by electronic means, such as by fax or directly from one computer to another, should be made when it is reasonable to believe that the transmission can be made and received under secure conditions.

3.

Access to confidential and material non-public electronic data should be restricted through the use of passwords and server-level access controls. As appropriate, documents and files containing confidential information should be marked confidential and kept in a safe place to which access is restricted to individuals who “need to know” such information in the necessary course of the Company’s business.

4.

All proprietary information, including computer files and programs, and other records, remain the property of the Company and may not be removed, disclosed, copied or otherwise used except in the normal course of employment or with prior written permission of the Chief Executive Officer of the Company. This will be reflected in a confidentiality agreement which shall be a condition of employment.

III.  DISCLOSURE POLICY

A. Disclosure Controls and Procedures

Senior management, under the Board’s oversight, shall establish specific procedures and timetables which shall be adhered to by the Company, its employees, officers, directors and Insiders for the preparation of all disclosure documents, and, as appropriate, their review by appropriate personnel, auditors and external legal counsel, as senior management may determine. Senior management may organize a disclosure committee to coordinate the Company’s satisfaction of its disclosure obligations and recommend modifications to the Company’s disclosure controls and procedures.

Senior management may elect, at any time, to adopt controls and procedures that are different than those previously established, provided that such controls and procedures are satisfactory to ensure that material “non-public” information is disclosed in a timely manner, that disclosure documents are accurate and are disclosed in compliance with this Disclosure Policy and with applicable law.

Disclosure controls and procedures involve the following:

1.	Identification of continuous disclosure requirements under all applicable law.
2.

Identification of the individuals responsible for preparing reportable information; and, identification of individuals, whether internal or external, responsible for reviewing reports or portions of reports with respect to their areas of responsibility or expertise, to verify disclosures prior to public release.

3.	Establishment of timetables for the preparation and adequate review of reportable information.
4.	Procedures for obtaining approvals on disclosures of reportable information.
5.

Procedures for the identification, recording, processing, summarizing and timely reporting to the Board of information which may constitute material “non-public” information or which may constitute a material change to previously-disclosed material information, including the identification of individuals who have authority to take actions which may constitute material information or who are likely to learn first about events outside the control of the Company that may give rise to material information.

6.	Documenting procedures followed with respect to the release of each written disclosure and for the review of any oral disclosure.
7.	Ongoing evaluation of the Company’s disclosure controls and procedures.

B. Designated Spokespersons

The Company designates a limited number of spokespersons responsible for public communication. The Chairman of the Board, and any executive officer of the Company, shall be the official spokespersons for the Company, with each having specific areas of responsibility as may be designated from time to time by internal delegations or protocols. Individuals holding these positions may, from time to time, designate others within the Company to speak on behalf of the Company as back-ups or to respond to specific inquiries.

Individuals who are not authorized spokespersons must not respond under any circumstances to inquiries from the investment community or the media, unless specifically asked to do so by an authorized spokesperson as described above. All such inquiries from the media shall be referred to the appropriate executive officer. All such inquiries from the investment community shall be referred to the Chairman or the Chief Executive Officer.

C. Responsibility for Electronic Communications

Because these Policies are also applicable to electronic communications, personnel responsible for written public disclosures shall also be responsible for electronic communications. The General Counsel and Chief Administrative Officer are responsible for updating and maintaining the investor information section of the Company’s website and for monitoring all Company information placed on the website to ensure that it is accurate, complete and up to date. Any material changes in information will be updated promptly. Although the Company views electronic communications as an extension of its formal disclosure record, it recognizes that disclosure on its website does not necessarily constitute adequate disclosure of material information. Any disclosures of material information on the Company’s website will be coordinated with full public disclosure as required by applicable law.

As set forth above, you should note that these Policies, the Ur-Energy Code of Business Conduct and Ethics, and other policy statements all apply with equal effect to all electronic communications: employees, officers, directors and Insiders are reminded that if you participate in Internet chat rooms, newsgroup discussions, blogs or other similar forums online that these Policies and all the same restrictions are applicable. Individuals who encounter any such discussion on the Internet pertaining to the Company should advise the Chief Administrative Officer or General Counsel immediately, so the discussion may be monitored.

D. Material Information, Defined and Explained

Material information is any information relating to the business and affairs of the Company that results in, or would reasonably be expected to result in, a change in the market price or value of the Company’s securities or that would reasonably be expected to be important to a reasonable investor’s investment decisions regarding the purchase or sale of the Company’s securities. In other words, information is material if it would significantly alter the total mix of information that has not previously been disclosed to the general public. Material information consists of both material facts and material changes relating to the business and affairs, results of operations or financial condition of the Company.

Examples of information that may be material include but are not limited to: quarterly earnings releases; changes in earnings estimates; changes in dividend policy; new issues of securities, or significant change to the Company’s capital structure; significant mergers and acquisitions or dispositions; acquisition or loss of significant contract; change in key management personnel; important product developments; major labor disputes or disputes with major customers or suppliers; significant financing or lending developments; change of the Company’s accountants or accounting policies; and major litigation developments.

As well, any other development relating to the business and affairs of the Company reasonably expected to significantly affect the market price or value of any of the Company’s securities or that would reasonably be expected to be important to a reasonable investor’s investment decisions regarding the purchase or sale of the Company’s securities are considered material.

E. Principles of Disclosure of Material “Non-Public” Information

Together with the concept of “material information,” “non-public” information is information not generally available to the public. Information typically will no longer be considered “inside” two trading days or more after a news release has been issued alerting the marketplace to the information.

In complying with the requirement to disclose forthwith all material information under applicable law and stock exchange rules, the Company will adhere to the following basic disclosure rules:

1.

Material “non-public” information will be publicly disclosed immediately, unless management in consultation with the Board as appropriate determines that such information is “confidential information” (pursuant to applicable law) where disclosure would be unduly detrimental to the Company (in which case the information will be kept confidential, in accordance with applicable law, for a limited period of time until management determines it is appropriate to publicly disclose). See Discussion in Section III.F, below.

2.	Disclosure must include any information the omission of which would make the remainder of the disclosure misleading (half truths are misleading).
3.	Unfavorable material information must be disclosed as promptly and completely as favorable information.
4.

The Company will not engage in selective disclosure. Undisclosed material information must not be disclosed to selected individuals or organizations. If previously undisclosed material information has been inadvertently disclosed to an analyst or any other person, such information must be disclosed promptly via news release and filed with the applicable regulatory authorities in compliance with all applicable law.

5.	Disclosure of material information may need to be updated if earlier disclosure has become misleading as a result of intervening events.

F. Confidential Information and Disclosure Obligations

The withholding of confidential material information on the basis that disclosure would be unduly detrimental to the Company’s interest must be infrequent and can only be justified where the potential harm to the Company or to shareholders caused by immediate disclosure reasonably may be considered to significantly outweigh the undesirable consequences of delaying disclosure, all in accordance with applicable law. Regulatory authorities discourage delaying disclosure for a lengthy period of time, since it is unlikely that confidentiality can be maintained beyond the short term.

G. News Releases

The Company’s Press Release Protocol and these Policies will be adhered to in the preparation and dissemination of written public releases. As necessary, the release also will be reviewed prior to publication by the Audit Committee, the Company’s external auditors and/or outside counsel.

H. Rumors

So long as it is clear that the Company is not the source of a market rumor, the Company does not comment, affirmatively or negatively, on rumors. This also applies to rumors on the Internet. An authorized spokesperson of the Company will respond consistently to rumors, saying, “It is our policy not to comment on market rumors or speculation.” Should a stock exchange upon which shares of the Company are listed request that the Company make a definitive statement in response to a market rumor that is causing significant volatility in the stock, management, in consultation with the Board as may be appropriate, will consider the matter and decide whether to make a policy exception. If any rumor is true in whole or in part, the Company will, subject to the terms of these Policies, immediately issue a news release disclosing relevant material information.

I. Forward-Looking Information

Forward-looking information refers to any information regarding possible events, conditions or results that is based on assumptions about future economic conditions and courses of action and includes future-oriented financial information with respect to prospective results of operations, financial position or cash-flows that is presented as either a forecast or a projection.

The Company will not confirm analysts’ earnings estimates and will not attempt to influence an analyst’s opinions or conclusions. The Company may continue to publicly disseminate non-material, forward-looking information to enable the investment community to better evaluate the Company. To the extent that forward-looking information is provided in a disclosure document, (1) the forward-looking information must be clearly identified as forward-looking and must include statements of material factors or assumptions applied in drawing a conclusion or making a forecast or projection contained in it, and (2) the document is to be accompanied by meaningful cautionary language that warns investors that there is a risk that the statement could change materially and that identifies, in specific terms, the material factors (including risks or uncertainties) that could cause actual results to differ materially from a conclusion, forecast or projection in the forward-looking information. In the case of oral forward-looking statements, the statement will be identified as such and the spokesperson will direct recipients to specific publicly available documents containing a full discussion of the relevant factors that could cause actual results to differ materially from a conclusion, forecast or projection in the forward-looking information and of the relevant material facts or assumptions applied in drawing a conclusion or making a forecast or projection contained in the oral forward-looking information.

Any documents containing forward-looking information must be reviewed by the Company’s General Counsel and Chief Financial Officer to determine that the appropriate cautionary language has been included and to determine what procedure has been followed in the preparation of the forward-looking information to conclude that there is a reasonable basis for arriving at the conclusion or the forecast or projection contained in it.

Forward-looking information will be accompanied by a statement that the information is stated as of the current date and subject to change after that date, and the Company disclaims any intention to update or revise the information, whether as a result of new information, future events or otherwise.

J. Contacts with Analysts, Investors and the Media

All employees and directors shall comply with the requirements of Regulation FD. No directors, officer or employee may disclose material non-public information to any securities market professional (such as an analyst) or company stockholder unless public disclosure of such information is made simultaneously.

The Company recognizes that analysts and the media are important conduits for disseminating corporate information to the investing public and that analysts play a key role in interpreting and clarifying existing public data and in providing investors with context, industry trends, comparisons, background information and details that cannot practically be put in public documents. The Company will meet with analysts, investors and reporters on an individual or group basis as needed and will initiate contacts or respond to analyst, investor and media calls in a timely, consistent and accurate fashion in accordance with this Disclosure Policy. The Company will provide only non-material information through individual and group meetings, in addition to publicly disclosed information. The Company cannot alter the materiality of information by breaking down the information into smaller, non-material components.

In the thirty days prior to the time at which the interim or annual financial results for that quarter or year are disclosed, the Company will not provide earnings guidance or comment with respect to the current quarter’s results from operations or with respect to material non-public information. If the Company participates, during such a period, in investment meetings or conferences, the Company will exercise due caution to avoid selective disclosure of any material non-public information.

Notwithstanding the foregoing, the Company will disclose forward-looking information during this thirty-day period when the forward-looking information constitutes undisclosed material information and is therefore required to be generally disclosed.

K. Reviewing Analyst Draft Reports and Models

It is the Company’s policy that upon request it may review draft research reports or financial models solely for factual accuracy based on publicly disclosed information and that it will provide no guidance on said reports and models. The Company will not confirm, or attempt to influence, an analyst’s opinions or conclusions.

Analyst reports are proprietary products of the analysts’ firms. Re-circulating a report by an analyst may be viewed as an endorsement by the Company of the report. For these reasons, the Company generally will not provide analyst reports through any means to persons outside of the Company, including posting such information on its website. The Company may post on its website a complete list, regardless of the recommendation, of all the investment firms and analysts of which it is aware who provide research coverage on the Company. If provided, such list will not include links to the analysts’ or any other third parties’ websites or publications.

L. Conference Calls

A conference call may be held with members of the investment community to discuss quarterly or annual financial and operating results or major material corporate developments. The Company will announce the date and time of the conference call/webcast in advance on its website and in a news release containing all relevant details for participating in or listening to the call/webcast as well as a general description of what is to be discussed.

At the beginning of the call/webcast, a Company spokesperson will provide appropriate cautionary language with respect to any forward-looking information and will direct participants to publicly available documents containing the assumptions, sensitivities and a full discussion of the risks and uncertainties that could cause actual results to differ materially from a conclusion, forecast or projection in forward-looking information and of the relevant material factors or assumptions applied in arriving at a conclusion or making a forecast or projection contained in oral forward-looking information.

After the call/webcast, the Chairman and Chief Executive Officer, and other members of management who participated will conduct a debriefing session. If such debriefing identifies any inadvertent selective disclosure of previously undisclosed material information, the Company will promptly disclose such information via news release. Written material made available to participants in the conference call will also be posted on the website for others to view.

IV.  RESTRICTIONS ON TRADING SECURITIES

A. Trading Restrictions and Blackout Periods

It is illegal for anyone to purchase or sell securities of any public company with knowledge of material non-public information affecting that company that has not been publicly disclosed. As discussed in Section II, above, except as may be required in the necessary course of the Company’s business, it is illegal tipping for anyone to inform any other person of material non-public information where such person may use such non-public information to his or her profit by trading or advising others to trade in the securities of companies to which such information relates.

An “Insider,” as defined under applicable law, includes every director and officer of a reporting issuer (i.e., the Company), and immediate family members residing in the same household with such persons, every director and officer of a company that is itself an insider or subsidiary of a reporting issuer and any person or company who beneficially owns, directly or indirectly, voting securities of a reporting issuer or who exercises control or direction over voting securities of a reporting issuer or a combination of both carrying more than 10% of the voting rights attached to all voting securities of that reporting issuer and director or officer of any such company.

Insiders, employees, officers, directors, service providers, immediate family members of such persons and those in a “special relationship” (as defined in applicable law) with such persons, who have knowledge of material non-public information about the Company or any other company are prohibited from trading, directly or indirectly, in the Company’s securities or such other company’s securities, or disclosing such information to other persons likely to trade in such securities or recommending or encouraging another person or company to trade in such securities, until the information has been fully disclosed and a reasonable period of time has passed for the information to be widely disseminated.

To ensure compliance with this policy, all directors and officers of the Company, as well as other employees identified by the Company from time to time and who have been notified that they have been so identified (collectively, “Designated Persons”) shall be prohibited from trading (either directly or indirectly) in the Company’s securities during the period beginning on the end of each calendar quarter and ending at the close of trading on the next full trading day following the date of the Company’s public disclosure of the financial results for that quarter. The blackout on trading for such Designated Persons relating to dissemination of annual financial statements will commence approximately one month prior to the scheduled filing date and will continue until the close of trading on the next full trading day following the date of the Company’s public disclosure of the annual financial statements. In addition, if material developments are pending, the Company may impose a special “black-out” period during which the same prohibitions shall apply. The foregoing restrictions on trading do not apply to transactions made under an approved Rule 10b5-1 trading plan.

Insiders shall not sell, directly or indirectly, securities of the Company if the Insider does not own or has not fully paid for the securities to be sold. An Insider shall not, directly or indirectly, sell a call or buy a put (or any other derivative security) in respect of a security of the Company.

To protect the reputation of the Company and avoid the appearance of impropriety, directors and officers are required to pre-clear all proposed trades in the Company’s securities (including the exercise of stock options) with the Chief Financial Officer, General Counsel or other specifically designated officer of the Company at least two (2) trading days prior to engaging in any transaction in the Company’s securities.

Insiders are personally responsible for filing accurate and timely insider trading reports.

B. Insider Trading

Insider trading is strictly regulated by the applicable corporate laws, stock exchange rules and applicable securities regulatory authorities in both Canada and the United States.

In addition, some jurisdictions prohibit any person or company in a “special relationship” with a reporting issuer from (i) trading or (ii) recommending or encouraging another person or company to trade, on the basis of undisclosed material information of the affairs of the reporting issuer. Those considered to be in a “special relationship” with a reporting issuer include those that are Insiders, affiliates or associates, a person or company proposing to make a take over bid of the reporting issuer, and a person or company proposing to become a party to a reorganization, amalgamation, merger or similar business relationship with the reporting issuer. A person or company in a “special relationship” also includes those involved, or who were involved, in providing business or professional services for the reporting issuer.

The contravention of applicable insider trading regulations and laws is a serious offense and may lead to severe civil and/or criminal sanctions for the culpable individual, management and the Company itself. Individuals can also be liable for improper transactions by any person to whom they have disclosed confidential information or “non-public” information, or to whom they have made recommendations as to trading of the Company’s securities on the basis of such information (“tippee liability”).

Individuals are encouraged to discuss any questions or concerns they might have about trading restrictions or Insider trading activities and restrictions with General Counsel or the Chief Financial Officer of the Company.

All Insiders of the Company have strict controls on their ability to trade shares of the Company and have stringent Insider reporting obligations to various securities commissions and exchanges. Such trading restrictions may even continue for a reasonable period of time after an individual ceases to be an officer, director or employee because of his/her continued possession of inside information.

There may also be times when other individuals employed by the Company or its affiliates will be deemed by the Board to be Insiders for a period of time (i.e., because of close involvement in a transaction, or access to confidential information not yet publicly disseminated). Those individuals will be advised of their status at that time by the Company.

C. Anti-Hedging Policy Statement

The Company’s officers, directors and employees may not engage in any hedging or similar monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities.

D. Trading on Margin or Pledging

The Company’s officers and directors may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.